EXHIBIT 10.30

September 15, 2000

To:            Bernie Demko
From:        Mike Cheshire
Subject:     Appointment as Executive Vice President and Chief Operating Officer of Gerber Technology
Copy:        Fred Rosen
                 Becket McNab
                 Personnel File

Congratulations on your promotion to the position of Executive Vice President & Chief Operating Officer of Gerber Technology, reporting to Fred Rosen.

Compensation

This promotion is effective September 22, and the compensation increase will be made retroactive to that date. Effective September 22 your base salary will be increased to $215,000 per year. Your bonus target will remain at 50%, however, recognizing that you have been asked to come in at a difficult time, for FY 2001 your bonus payment will be guaranteed to be at least 50% of target. This guarantee applies to you only and to FY 2001 only.

I will ask the Management Development and Compensation Committee of Gerber's Board of Directors to consider an additional stock option award, and I am recommending an award of 12,500 shares. This will be discussed at their next regular meeting.

Other Benefits

  You will maintain your current company car, and continue to participate in the car program at the Corporate Vice President level.
  You will continue to be covered by your existing Change in Control agreement, and you will be given a Gerber Technology Change in Control agreement.
  You will be covered by the Gerber Scientific Executive Severance Policy at the Corporate Vice President level.

While, as the Executive Vice President of Gerber Technology, you are no longer an Officer of Gerber Scientific, Inc., I will ask that you continue to attend my regular Officer's meetings.

Bernie, I am delighted that you have accepted this position, I am confident in your success, and look forward to working with you.